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Exhibit 13.2

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

        Management of Sasol Limited (Sasol) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. Under Section 404 of the Sarbanes-Oxley Act of 2002, management is required to assess the effectiveness of the Company's internal control over financial reporting as of the end of each fiscal year and report, based on that assessment, whether the Company's internal control over financial reporting is effective.

        Sasol's internal control over financial reporting is a process designed under the supervision of the chief executive officer and chief financial officer to provide reasonable assurance as to the reliability of Sasol's financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

        Internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting practice, and that receipts and expenditures are being made only in accordance with authorisations of our management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorised acquisition, use or disposition of assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

        Management assessed the effectiveness of Sasol's internal control over financial reporting as of 30 June 2013. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in "Internal Control—Integrated Framework (1992)". Based on our assessment, we believe that, as of 30 June 2013, Sasol's internal control over financial reporting was effective.

        KPMG Inc., an independent registered public accounting firm, has issued an opinion on the effectiveness of Sasol's internal control over financial reporting as stated in their report which appears herein.

Date: 9 October 2013
	By:	/s/ DAVID EDWARD CONSTABLE
David Edward Constable Chief Executive Officer
Date: 9 October 2013
	By:	/s/ PAUL VICTOR
Paul Victor Acting Chief Financial Officer

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  Exhibit 13.2
MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING